Exhibit 99.1

TRISALUS LIFE SCIENCES, INC.

Condensed Consolidated Balance Sheets

(unaudited, in thousands except share and per share data)

	June 30, 2023	December 31, 2022
Assets
Assets
Cash and cash equivalents	$3,904	$9,414
Accounts receivable	2,094	1,557
Inventory, net	1,522	1,471
Prepaid expenses	4,859	4,772
Total current assets	12,379	17,214
Property and equipment, net	1,885	2,231
Right-of-use assets	1,322	1,381
Intangible assets, net	858	802
Other assets	367	367
Total assets	$16,811	$21,995
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Trade payables	$4,297	$4,947
Accrued liabilities	9,106	6,377
Series B-2 tranche liabilities	959	4,702
Series B-3 warrant liabilities	17,190	15,819
Short-term lease liabilities	384	370
Other current liabilities	253	141
Total current liabilities	32,189	32,356
Long-term lease liabilities	1,410	1,593
Warrant liabilities	262	369
Total liabilities	33,861	34,318
Commitments and contingencies
Convertible preferred stock	181,313	164,006
Stockholders’ deficit:
Common stock, $0.001 par value per share. Authorized 1,250,000,000 shares at June 30, 2023, and December 31, 2022, respectively; issued and outstanding, 18,138,685 and 14,075,524 shares at June 30, 2023, and December 31, 2022, respectively	18	14
Additional paid-in capital	13,200	10,015
Accumulated deficit	(211,581)	(186,358)
Total stockholders’ deficit	(198,363)	(176,329)
Total liabilities, convertible preferred stock and stockholders’ deficit	$16,811	$21,995

See accompanying notes to condensed consolidated financial statements.

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TRISALUS LIFE SCIENCES, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$4,612	$2,878	$7,596	$5,248
Cost of goods sold	772	364	1,434	741
Gross profit	3,840	2,514	6,162	4,507
Operating expenses:
Research and development	6,862	5,516	12,504	10,283
Sales and marketing	3,492	3,146	6,741	5,851
General and administrative	4,920	2,517	8,472	4,929
Loss from operations	(11,434)	(8,665)	(21,555)	(16,556)
Interest income	36	25	71	26
Interest expense	(4)	—	(9)	—
Loss on equity issuance	(3,604)	—	(4,189)	—
Change in fair value of tranche and warrant liabilities	1,070	—	3,491	—
Other income and expense, net	(25)	(36)	(43)	(19)
Loss before income taxes	(13,961)	(8,676)	(22,234)	(16,549)
Income tax benefit	(13)	(3)	(8)	(3)
Net loss available to common stockholders	$(13,974)	$(8,679)	$(22,242)	$(16,552)
Deemed dividend related to Series B-2 preferred stock down round provision	$(2,022)	$—	$(2,981)	$—
Net loss attributable to common stockholders	$(15,996)	$(8,679)	$(25,223)	$(16,552)
Net loss per share, basic and diluted	$(0.89)	$(0.75)	$(1.48)	$(1.39)
Weighted average common shares outstanding, basic and diluted	18,056,822	12,272,254	17,068,505	11,890,802

See accompanying notes to condensed consolidated financial statements.

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TRISALUS LIFE SCIENCES, INC.

Condensed Consolidated Statements of Stockholders’ Deficit

(unaudited, in thousands except share data)

	Six months ended June 30, 2022
	Common stock		Additional	Accumulated
	Shares	Amount	paid-in capital	deficit	Total
At December 31, 2021	10,719,806	$11	$6,727	$(136,342)	$(129,604)
Exercise of options	1,401,250	1	60	—	61
Stock-based compensation	0	—	62	—	62
Net loss	0	—	—	(7,873)	(7,873)
At March 31, 2022	12,121,056	$12	$6,849	$(144,215)	$(137,354)
Exercise of options	379,989	—	4	—	4
Stock-based compensation	—	—	70	—	70
Net loss	—	—	—	(8,679)	(8,679)
At June 30, 2022	12,501,045	$12	$6,923	$(152,894)	$(145,959)

	Six months ended June 30, 2023
	Common stock		Additional	Accumulated
	Shares	Amount	paid-in capital	deficit	Total
At December 31, 2022	14,075,524	$14	$10,015	$(186,358)	$(176,329)
Exercise of options	3,877,352	4	46	—	50
Stock-based compensation	—	—	73	—	73
Deemed dividend	—	—	959	(959)	—
Net loss	—	—	—	(8,268)	(8,268)
At March 31, 2023	17,952,876	18	11,093	(195,585)	(184,474)
Exercise of options	185,809	—	16	—	16
Stock-based compensation	—	—	69	—	69
Deemed dividend	—	—	2,022	(2,022)	—
Net loss	—	—	—	(13,974)	(13,974)
At June 30, 2023	18,138,685	$18	$13,200	$(211,581)	$(198,363)

See accompanying notes to condensed consolidated financial statements.

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TRISALUS LIFE SCIENCES, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss available to common stockholders	$(22,242)	$(16,552)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	334	281
Gain on fair value adjustment of warrants	(3,491)	(19)
Non-cash interest expense	—	197
Loss on equity issuance	4,189	—
Stock-based compensation expense	142	132
Gain (loss) on disposal of fixed assets	60	49
Changes in operating assets and liabilities:
Accounts receivable	(537)	(132)
Inventory	(51)	(55)
Prepaid expenses	(266)	(1,471)
ROU assets	59	—
Trade payables, accrued expenses and other liabilities	2,064	(1,116)
Net cash used in operating activities	(19,739)	(18,686)
Cash flows from investing activities:
Purchases of property and equipment	(38)	(400)
Cash paid for intellectual property and licenses	(66)	(21)
Net cash used in investing activities	(104)	(421)
Cash flows from financing activities:
Proceeds from the issuance of preferred stock	9,184	3,499
Proceeds from exercise of preferred stock warrants	5,126	—
Payments on finance lease liabilities	(43)	(3)
Cash proceeds from the exercise of stock options and warrants for common stock	66	66
Net cash provided by financing activities	14,333	3,562
Decrease in cash, cash equivalents and restricted cash	(5,510)	(15,545)
Cash, cash equivalents and restricted cash, beginning of period	9,664	30,301
Cash, cash equivalents and restricted cash, end of period	$4,154	$14,756

See accompanying notes to condensed consolidated financial statements.

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TriSalus Life Sciences, Inc.

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Unaudited)

(1)	Nature of Business

TriSalus Life Sciences, Inc. (the “Company,” “we,” “us”), a Delaware corporation, was incorporated in 2009 as Surefire Medical, Inc. We began doing business as TriSalus Life Sciences (“TriSalus”) in 2018, and changed our name to TriSalus Life Sciences, Inc. in August 2021. We are engaged in the research, development, and sales of innovative drug delivery technology and immune-oncology therapeutics to improve outcomes in difficult to treat liver and pancreatic cancer. Our technology is utilized in the delivery of our therapeutics and administered by interventional radiologists. We are developing and marketing two product lines — Pressure Enabled Drug Delivery (“PEDD™) infusion systems, in use today, and an investigational agent, SD-101, which shows potential to enhance immune system response in the treatment of hepatocellular cancer, pancreatic cancer and other liver solid tumors. Our PEDD with SmartValve™ is the only technology designed to work in synchrony with the cardiac cycle to open collapsed vessels in the tumor to enable deeper perfusion and improve therapeutic drug delivery in tumors with high intratumoral pressure. PEDD with SmartValve has been shown in prospective and retrospective clinical studies and in multiple pre-clinical models to improve therapy uptake and tumor response.

TriNav™ is the newest therapy delivery device with SmartValve technology for the proprietary PEDD approach. Current sales consist of the TriNav Infusion System, introduced in 2020, and a family of related guiding catheters. In 2020, we gained transitional pass-through payments (“TPT”) approval from the Centers for Medicare & Medicaid Services (“CMS”), which allows hospitals to cover the cost of using TriNav. The approval is scheduled to expire at the end of 2023. On June 1, 2023, TriSalus applied for a new technology Ambulatory Payment Classifications ("APC") code with CMS and met with them on June 26, 2023, to review the application. If granted, the new technology APC code would allow for continuing reimbursement for the TriNav device at similar reimbursement rates for the period beginning January 1, 2024, but there can be no assurance that such code will be granted or that continuing reimbursement will be available at similar reimbursement rates, or at all.

We believe the full potential of our technology can be realized through the combination of our drug delivery technology with immune-oncology drugs, so, in July 2020, we acquired our first immune-oncology drug, SD-101, and began clinical development of SD-101 for treatment of liver and pancreatic cancers.

We have funded operations to date principally with proceeds from the sale of preferred stock and from the issuance of debt and convertible debt. Since inception of the Company in 2009 through June 30, 2023, we have issued for cash $122,980 of preferred stock, which, along with $523 from common stock and $57,466 from convertible notes and warrants, has funded our accumulated deficit of $211,581. During the six months ended June 30, 2023, we raised $9,183 in cash through the issuance of Series B-2 preferred stock, $5,127 in cash through the issuance of Series B-3 preferred stock, and $66 from the exercise of stock options.

As of June 30, 2023, we had cash and cash equivalents of $3,904. The Company is still in its early stage, has yet to generate revenues sufficient to create positive cash flow and has an accumulated deficit of $211,581 as of June 30, 2023. We are currently undergoing a strategic transformation from a company focused solely on the sale of our infusion systems to a therapeutics company whereby our medical devices will be marketed alongside the pharmaceutical drugs and other treatments that the devices deliver to patients. This transformation requires that we restructure our operating infrastructure, resulting in an increase in operating expenses — including the development of a candidate pharmaceutical — that, in the short term, will not be fully offset by increased revenues. We expect that, absent the plans described below, cash on hand will last into the third quarter of 2023.

In accordance with ASC Topic 205-40, Presentation of Financial Statements, Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, we are required to evaluate whether there is substantial doubt about our ability to continue as a going concern each reporting period. In evaluating our ability to continue as a going concern, management projected our cash flow sources and needs and evaluated the conditions and events have raised substantial doubt about our ability to continue as a going concern within one year after the date that these consolidated financial statements were issued. Management’s plans to address the conditions and events have considered our current projections of future cash flows, current financial condition, sources of liquidity and debt obligations for at least one year from the date of issuance of these consolidated financial statements in considering whether we have the ability to fund future operations and meet our obligations as they become due in the normal course of business.

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Our ability to fund future operations and to continue the execution of our long-term business plan and strategy, including our transformation into a therapeutics company, will require that we raise additional capital through the issuance of additional equity and/or long-term debt. There can be no assurance that we will be able to raise such additional financing or, if available, that such financing can be obtained on satisfactory terms. If adequate capital resources are not available on a timely basis, we intend to consider limiting our operations substantially. This limitation of operations could include a hiring freeze, reductions in our workforce, reduction in cash compensation, deferring clinical trials and capital expenditures, and reducing other operating costs.

Our current operating plan, which is in part determined based on our most recent results and trends, along with the items noted above, causes substantial doubt to exist about our ability to continue as a going concern and management’s plans do not alleviate the existence of substantial doubt. Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the continuity of normal business activities and realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments that might be necessary should we be unable to continue as a going concern.

We are subject to various risks and uncertainties frequently encountered by companies in the early stages of growth, particularly companies in the rapidly evolving market for medical technology-based and pharmaceutical products and services. Such risks and uncertainties include, but are not limited to, a limited operating history, need for additional capital, a volatile business and technological environment, the process to test and obtain approval to market the candidate pharmaceutical, an evolving business model, and demand for our products. To address these risks, we must, among other things, gain access to capital in amounts and on acceptable terms, maintain and increase our customer base, implement and successfully execute our business strategy, develop the candidate pharmaceutical, continue to enhance our technology, provide superior customer service, and attract, retain, and motivate qualified personnel. There can be no guarantee that we will be successful in addressing such risks.

On August 10, 2023, we completed the Business Combination with MedTech Acquisition Corporation, in which we received $42,854, less expenses of the Business Combination of $6,050.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The interim unaudited condensed consolidated financial statements are comprised of the financial statements of the Company. In management’s opinion, the interim financial data presented includes all adjustments necessary for a fair presentation. All intercompany accounts and transactions have been eliminated. Certain information required by U.S. generally accepted accounting principles (“GAAP”) has been condensed or omitted in accordance with rules and regulations of the SEC. Operating results for the six months ended June 30, 2023, are not necessarily indicative of the results that may be expected for any future period or for the year ending December 31, 2023. The accompanying Unaudited Condensed Financial Statements should be read in conjunction with the audited Consolidated Financial Statements included elsewhere in this registration statement/prospectus.

(a)	Cash, Cash Equivalents and Restricted Cash

We consider all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents. We invest excess cash primarily in money market funds.

(b)	Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates. The most significant estimates relate to the valuation of warrant and tranche liabilities, and the valuation allowance on deferred tax assets.

(3)	Financial Instruments

Our financial instruments consist of cash, accounts receivable, accounts payable, and warrants to purchase preferred stock. The carrying values of these financial instruments (other than warrants and tranche liabilities, which are held at fair value) approximate fair value at June 30, 2023, and December 31, 2022. In general, asset and liability fair values are determined using the following categories:

Level 1 — Inputs utilize quoted prices in active markets for identical assets or liabilities.

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Level 2 — Inputs include quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

Level 3 — Inputs are unobservable inputs and include situations where there is little, if any, market activity for the balance sheet items at period end. Pricing inputs are unobservable for the terms and are based on the Company’s own assumptions about the assumptions that a market participant would use.

Our warrants and tranche liabilities are measured at fair value on a recurring basis. The carrying amount of outstanding warrant liabilities was $17,452 and $16,188 at June 30, 2023, and December 31, 2022, respectively. The carrying amount of outstanding tranche liabilities was $959 and $4,702 at June 30, 2023, and December 31, 2022, respectively. These carrying values represent the remeasurement to fair value each reporting period based on unobservable inputs, or Level 3 inputs, using assumptions made by us, including the probabilities assigned to the status quo scenario and the potential closing of the Business Combination (see Note 11) scenario, the value of the Series B-3 warrants upon closing of the Business Combination, the fair value of the Company, the fair value of the underlying preferred stock, the Company’s volatility, discount rate, and expected term of the related instrument. See Note 8 for further discussion. These assumptions require significant judgment on the part of management and actual outcomes may materially differ from those estimated by management.

In March 2023, we sold shares of Series B-2 preferred stock with accompanying warrants to purchase Series B-3 preferred stock as part of the Second Tranche Closings (see Note 8). At issuance, the warrants issued to purchase Series B-3 preferred stock had a fair value of $4,654 and have been classified as a liability. The issuance of the Series B-2 preferred stock and accompanying warrants to purchase Series B-3 preferred stock as part of the Second Tranche Closings resulted in a $584 loss on equity issuance.

In June 2023, we sold shares of Series B-2 preferred stock with accompanying warrants to purchase Series B-3 preferred stock as part of the Second Tranche Closings (see Note 8). At issuance, the warrants issued to purchase Series B-3 preferred stock had a fair value of $10,047 and have been classified as a liability. The issuance of the Series B-2 preferred stock and accompanying warrants to purchase Series B-3 preferred stock as part of the Second Tranche Closings resulted in a $3,605 loss on equity issuance.

The following tables summarize the changes in fair value of our outstanding warrant and tranche liabilities in the six months ended June 30, 2023 and 2022:

Level 3 Liabilities	Fair Value at December 31, 2021	Change in Unrealized (Gains) Losses	Issuances (Settlements)		Net Transfer In (Out) of Level 3	Fair Value at June 30, 2022
Warrant liability	$391	$(19)	$—		$—	$372

Level 3 Liabilities	Fair Value at December 31, 2022	Change in Unrealized (Gains) Losses	Issuances (Settlements)		Net Transfer In (Out) of Level 3	Fair Value at June 30, 2023
Warrant liability	$369	$(1)	$(106)		$—	$262
Series B-2 tranche liabilities	$4,702	$(2,241)	$(1,502	)(1)	$—	$959
Series B-3 warrant liabilities	$15,819	$(1,248)	$2,619	(2)	$—	$17,190

(1)	This amount includes the gain on extinguishment of the tranche liabilities.
(2)	This amount includes settlements of $12,082, transferred to convertible preferred stock, offset by issuances of $14,701

(4)	Cash, cash equivalents and restricted cash

Cash, cash equivalents and restricted cash, as presented in the Condensed Consolidated Statements of Cash Flows, consisted of the following:

	June 30, 2023	December 31, 2022
Cash and cash equivalents	$3,904	$9,414
Restricted cash (included in Other assets)	250	250
Total cash, cash equivalents and restricted cash shown in the Consolidated Statements of Cash Flows	$4,154	$9,664

Restricted cash is $250 held by our bank to support our corporate credit card program.

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(5)	Inventory

The components of inventory are summarized as follows:

	June 30, 2023	December 31, 2022
Raw materials	$620	$753
Finished goods	902	718
Inventory, net	$1,522	$1,471

Finished goods amounts include a reserve for excess or obsolete inventory of $43 as of June 30, 2023 and December 31, 2022.

(6)	Accrued Liabilities

Accrued Liabilities consists of the following:

	June 30, 2023	December 31, 2022
Accrued liabilities	$4,240	$2,905
Accrued bonus	4,140	2,896
Accrued vacation	391	329
Accrued payroll	335	247
	$9,106	$6,377

(7)	Income Taxes

At the end of each interim period, we make our best estimate of the effective tax rate expected to be applicable for the full calendar year and use that rate to provide for income taxes on a current year-to-date basis before discrete items. If a reliable estimate cannot be made, we may make a reasonable estimate of the annual effective tax rate, including use of the actual effective rate for the year-to-date. The impact of the discrete items is recorded in the quarter in which they occur.

We utilize the balance sheet method of accounting for income taxes and deferred taxes which are determined based on the differences between the financial statements and tax basis of assets and liabilities given the provisions of the enacted tax laws. In assessing the realizability of the deferred tax assets, we considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized through the generation of future taxable income. In making this determination, we assessed all of the evidence available at the time including recent earnings, forecasted income projections, and historical financial performance. We have fully reserved deferred tax assets as a result of this assessment.

Based on our full valuation allowance against the net deferred tax assets, our effective federal tax rate for the calendar year is zero, and we recorded an immaterial income tax expense in the six months ended June 30, 2023 and 2022.

(8)	Convertible Preferred Stock

Since inception, we have issued various series of preferred stock as more fully described below. Prior to June 2021, the preferred stock was redeemable at any time after February 21, 2022, upon the affirmative vote of two thirds of the then outstanding shares of preferred stock. In June 2021, the redemption feature was eliminated, however, the in-substance redemption feature described below is still in place. Upon an acquisition of the Company, the proceeds will be used to first pay the liquidation preferences on the preferred stock, as defined below, prior to payment to common stockholders. We have determined this is an in-substance redemption feature since holders of preferred stock represent a majority of our board of directors and control a majority of the stockholder vote on an as-if-converted basis. Thus, a decision to pursue an acquisition or accept the terms of an acquisition — and thereby redeem the convertible preferred stock — is deemed to be outside of our control. As a result, our convertible preferred stock has been classified as temporary equity in the accompanying condensed consolidated balance sheets. We have not adjusted the carrying values of the convertible preferred stock to the respective liquidation preferences of such shares as the instruments are currently not redeemable and we believe it is not probable that the instruments will become redeemable at this point in time. Adjustments to increase the carrying values of the respective liquidation preferences will be made if and when it becomes probable that an event will occur obligating us to pay such amounts.

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Convertible preferred stock at June 30, 2023, and December 31, 2022, is as follows:

Series	June 30, 2023	December 31, 2022
Series A-1 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 5,331,943 shares at June 30, 2023, and December 31, 2022	$6,065	$6,065
Series A-2 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 23,307,464 shares at June 30, 2023, and December 31, 2022	8,976	8,976
Series A-3 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 24,792,020 shares at June 30, 2023, and December 31, 2022	10,611	10,611
Series A-4 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 5,169,690 shares at June 30, 2023, and December 31, 2022	1,993	1,993
Series A-5 preferred stock, $0.001 par value per share. Authorized 29,715,910 shares; issued and outstanding 29,545,455 shares at June 30, 2023, and December 31, 2022	12,858	12,858
Series A-6 preferred stock, $0.001 par value per share. Authorized 32,601,000 shares; issued and outstanding 32,391,000 shares at June 30, 2023, and December 31, 2022	15,476	15,476
Series B preferred stock, $0.001 par value per share. Authorized 284,065,377 shares; issued and outstanding 283,030,377 and 282,580,377 shares at June 30, 2023, and December 31, 2022, respectively	84,637	84,528
Series B-1 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 67,142,854 shares at June 30, 2023, and December 31, 2022	23,500	23,499
Series B-2 preferred stock, $0.001 par value per share. Authorized 71,428,570 shares; issued and outstanding 54,824,787 and 28,571,428 shares at June 30, 2023 and December 31, 2022, respectively	—	—
Series B-3 preferred stock, $0.001 par value per share. Authorized 342,857,136 shares; issued and outstanding 102,446,428 and 0 shares at June 30, 2023, and December 31, 2022, respectively	17,197	—
Total convertible preferred stock	$181,313	$164,006

The following table summarizes activity in convertible preferred stock in the six months ended June 30, 2023, and 2022.

Series	Balance at December 31, 2022	Issuances	Balance at June 30, 2023
Series A-1	$6,065	$—	$6,065
Series A-2	8,976	—	8,976
Series A-3	10,611	—	10,611
Series A-4	1,993	—	1,993
Series A-5	12,858	—	12,858
Series A-6	15,476	—	15,476
Series B	84,528	109	84,637
Series B-1	23,499	1	23,500
Series B-2	—	—	—
Series B-3	—	17,197	17,197
Total convertible preferred stock	$164,006	$17,307	$181,313

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Series	Balance at December 31, 2021	Issuances	Balance at June 30, 2022
Series A-1	$6,065	$—	$6,065
Series A-2	8,976	—	8,976
Series A-3	10,611	—	10,611
Series A-4	1,993	—	1,993
Series A-5	12,858	—	12,858
Series A-6	15,476	—	15,476
Series B	84,528	—	84,528
Series B-1	20,000	3,499	23,499
Total convertible preferred stock	$160,507	$3,499	$164,006

Warrants to purchase convertible preferred stock at June 30, 2023, and December 31, 2022, are as follows:

Series	June 30, 2023	December 31, 2022
Series A-5 preferred stock, $0.44 exercise price	170,455	170,455
Series A-6 preferred stock, $0.50 exercise price	210,000	210,000
Series B preferred stock, $0.01 exercise price	1,035,000	1,485,000
Series B-3 preferred stock, $0.05 exercise price	116,852,720	114,285,712
Total warrants	118,268,175	116,151,167

The following table summarizes activity in warrants to purchase preferred stock in the six months ended June 30, 2023. There was no activity in the six months ended June 30, 2022.

Series	Balance at December 31, 2022	Exercises	Issuances	Balance at June 30, 2023
Series A-5	170,455	—	—	170,455
Series A-6	210,000	—	—	210,000
Series B	1,485,000	(450,000)	—	1,035,000
Series B-3	114,285,712	(102,446,428)	105,013,436	116,852,720

As of June 30, 2023, the Company is authorized to issue up to 886,411,964 shares of preferred stock, with 170,455 shares of Series A-5, 210,000 shares of Series A-6, 1,035,000 shares of Series B, 16,603,783 shares of Series B-2 and 240,410,708 shares of Series B-3 available for issuance. All other authorized shares have been issued. The original issue prices for the Series A-1, A-2, A-3, A-4, A-5, A-6, B, B-1, B-2, and B-3 Preferred Stock are $1.224, $0.387, $0.43, $0.396, $0.44, $0.50, $0.30, $0.35 $0.35, and $0.05, respectively. All shares of preferred stock had the following rights as of June 30, 2023:

(i)	Conversion

Each share of preferred stock is convertible into common stock at any time at the option of the holder. The conversion rate is equal to the original issue price for each share of preferred stock plus any declared but unpaid dividends divided by the conversion price. The conversion ratio may be adjusted from time to time based upon the occurrence of certain events or circumstances, such as stock splits, dividends, recapitalizations, certain corporate transactions, and certain dilutive issuances. Each share of preferred stock will be automatically convertible into shares of the common stock at the then-prevailing conversion ratio if (i) approved by (a) the holders of a two-thirds of the outstanding shares of preferred stock (voting together as a single class on an as-converted basis), and (b) the majority of either the Series A-5 or Series A-6 preferred stock voting each individually as a separate class, or (ii) upon the closing of an underwritten initial public offering of the Company’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which (a) the per share price of the Common Stock is not less than $1.00 (adjusted for any stock dividends, combinations, splits, or recapitalizations) and (b) the aggregate net cash proceeds are at least $50,000.

(ii)	Voting Rights

Each holder of shares of preferred stock is entitled to the number of votes on an as-if converted basis to shares of common stock. Certain corporate actions require the approval of a majority of the holders of preferred stock, including but not limited to changes in the authorized shares of preferred stock, authorization of any new class or series of preferred stock, effecting a recapitalization, increasing or decreasing the authorized size of the Board of Directors, the payment of certain dividends and capital distributions, a sale, liquidation or dissolution of the Company, and certain incurrences of debt.

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(iii)	Dividends

Dividends are payable on preferred stock in preference to common stock when and if declared by the board on a noncumulative, annual basis and are paid to the holders of preferred stock in proportion of their individual dividend amounts to the total dividend amount of all preferred holders. The per annum preferred dividend rates for each share of Series A-1, A-2, A-3, A-4, A-5, A-6, B, B-1, B-2, and B-3 preferred stock are $0.09792, $0.03096, $0.0344, $0.03168, $0.0352, $0.04, $0.024, $0.028, $0.028, and $0.0004, respectively. To date, the board has not declared any dividends on the preferred stock.

(iv)	Liquidation Preferences

The terms of the preferred stock provide for liquidation preferences in the event of a change in control, liquidation, dissolution, or certain other fundamental transactions of the Company (a “Liquidation Event”), none of which were deemed probable of occurring at June 30, 2023. Preferences are payable in the following order of priority and in the following amounts as of June 30, 2023 (plus all declared but unpaid dividends);

Liquidation Preference	Series	Shares	Price	Aggregate Liquidation Preference
1	Series B-3 preferred stock	102,446,428	$0.050	$5,122
1	Series B-2 preferred stock	54,824,787	0.350	19,189
2	Series B-1 preferred stock	67,142,854	0.350	23,500
2	Series B preferred stock	283,030,377	0.300	84,909
3	Series A-6 preferred stock	32,391,000	0.500	16,196
4	Series A-5 preferred stock	29,545,455	0.440	13,000
4	Series A-4 preferred stock	5,169,690	0.396	2,047
5	Series A-3 preferred stock	24,792,020	0.430	10,661
6	Series A-2 preferred stock	23,307,464	0.387	9,020
7	Series A-1 preferred stock	5,331,943	1.224	6,526
	Total liquidation preference			$190,170

If the assets of the Company or the consideration received in such Liquidation Event are insufficient to make payment in full to all holders of a particular series of preferred stock, then such assets will be distributed ratably to the holders of such series of preferred stock in proportion to the full amounts to which they would otherwise have been entitled. After payment of the aforementioned liquidation preferences, any remaining proceeds from a Liquidation Event will be distributed to all preferred and common stockholders — except for stockholders holding Series A-1 or Series A-2 Preferred Stock — pro rata on an as-if converted basis.

October 2022 Financing

In early October 2022, we sold 28,571,428 shares of Series B-2 preferred stock in a private financing, primarily to existing stockholders, at a price of $0.35 per share, raising approximately $9,755 in net proceeds (the “B-2 Preferred Stock Financing”). For each share sold, we also issued a warrant to purchase four shares of Series B-3 preferred stock (with total warrants issued being for 114,285,712 shares of Series B-3 preferred stock) with a strike price of $0.05 per share. The B-2 Preferred Stock Financing included, at our audit committee’s option, a second tranche for the sale of up to 20,990,498 shares of Series B-2 preferred stock for $7,347 (which could be increased up to $10,000 through the sale of additional shares), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase four shares of Series B-3 preferred stock at a strike price of $0.05 per share, for a total of 83,961,992 shares of Series B-3 preferred stock, and a third tranche, at the election of investors who participated in the second tranche, for the sale of up to 12,381,544 shares of Series B-2 preferred stock for $4,334 (which could be increased up to an aggregate of 14,285,714 shares of Series B-2 preferred stock for approximately $5,000 through the sale of additional shares of Series B-2 preferred stock), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase eight shares of Series B-3 preferred stock at a strike price of $0.05 per share, for a total of 99,052,352 shares of Series B-3 preferred stock. Investors can elect to not participate in the second tranche, and thereby give up their rights to participate in the third tranche, but such election would cause all of their shares of Series B-2 preferred stock and Series B-3 preferred stock to immediately convert to common stock and any warrants to purchase Series B-3 preferred stock to convert to warrants to purchase common stock.

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As a result of the issuance of the Series B-2 preferred stock, accompanying warrants to purchase Series B-3 preferred stock, and the second and third tranche rights and obligations, the anti-dilution feature of all prior issued preferred stock series was triggered. In accordance with the anti-dilution rights in the Company’s certificate of incorporation, and in connection with the initial closing of the B-2 Preferred Stock Financing, the conversion prices of the Company’s preferred stock (i) were adjusted to $1.06 for Series A-1 preferred stock, $0.33 for Series A-2 preferred stock, $0.37 for Series A-3 preferred stock, $0.34 for Series A-4 preferred stock, $0.37 for Series A-5 preferred stock, $0.42 for Series A-6 preferred stock, $0.26 for Series B preferred stock, and $0.30 for Series B-1 preferred stock and (ii) set to $0.35 for Series B-2 preferred stock and $0.05 for Series B-3 preferred stock, which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.155 to 1 for Series A-1 preferred stock, 1.173 to 1 for Series A-2 preferred stock, 1.162 to 1 for Series A-3 preferred stock, 1.165 to 1 for Series A-4 preferred stock, 1.189 to 1 for Series A-5 preferred stock, 1.190 to 1 for Series A-6 preferred stock, 1.154 to 1 for Series B preferred stock, 1.167 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.

We offered the Series B-2 preferred stock to all of our existing preferred stockholders (representing approximately 99.2% of our then-outstanding shares on an as-converted to common stock basis) to continue to fund our operations through the expected period for completing the Business Combination (see Note 11), including expenses expected to be incurred in connection with the Business Combination and readying ourselves to be a public company. Board members, executives and other employees who participated in the B-2 Preferred Stock Financing did so under the same terms as other holders who do not provide services. As such, the Company concluded the B-2 Preferred Stock Financing was not compensatory and is not within the scope of ASC Topic 718, Compensation — Stock Compensation.

The warrants to purchase Series B-3 preferred stock (“Series B-3 Warrants”) represent freestanding financial instruments that should be recognized as a liability as we are required to deliver puttable shares upon exercise of the warrants, which may be ultimately settled for cash due to the in-substance redemption feature, as described above. Similarly, the combined rights and obligations for the second and third tranches for Series B-2 preferred stock (“Series B-2 Tranche Liability”) represents a freestanding financial instrument that should be classified as a liability under ASC 480 as, (i) the decision to exercise the tranche is outside of our control, as holders of Series B-2 preferred stock represent a majority of our Audit Committee (which, pursuant to the financing agreements for the B-2 Preferred Stock Financing determines whether to call the second tranche), and (ii) the Company is required to deliver puttable shares upon execution of the tranches rights and obligations, which may be ultimately settled in cash. Both the Series B-3 Warrants and the Series B-2 Tranche Liability are classified as liabilities and are presented on the balance sheet at their estimated fair values at each reporting date and immediately prior to settlement with the resulting change in fair value recognized in earnings.

2023 Financing

In January through June 2023, holders of warrants to purchase 102,446,428 shares of Series B-3 preferred stock exercised their purchase rights, for proceeds of approximately $5,122. In addition, $12,082 of warrant liabilities was transferred to Series B-3 preferred stock. Also, holders of warrants to purchase 450,000 shares of Series B preferred stock exercised their purchase rights, for proceeds of $4, plus the transfer of warrant liabilities of $106 to Series B preferred stock.

In February 2023, we amended the Series B-2 preferred stock agreement and warrant agreement to purchase Series B-3 preferred stock to extend the expiration date for the second tranche from February 28, 2023, to May 31, 2023.

In March 2023, we effectuated closings (“Second Tranche Closings”) of a portion of the second tranche of the B-2 Preferred Stock Financing whereby (i) 8,396,207 shares of Series B-2 preferred stock and accompanying warrants to purchase 33,584,828 shares of Series B-3 preferred stock, representing 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2,932, net of execution costs, and (ii) 714,285 shares of Series B-2 preferred stock and accompanying warrants to purchase 2,857,140 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $250. As a result of the closings of a portion of the second tranche of the B-2 Preferred Stock Financing described above, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices of the Company’s preferred stock (i) were adjusted to $1.02 for Series A-1 preferred stock, $0.32 for Series A-2 preferred stock, $0.35 for Series A-3 preferred stock, $0.33 for Series A-4 preferred stock, $0.35 for Series A-5 preferred stock, $0.40 for Series A-6 preferred stock, $0.25 for Series B preferred stock, and $0.29 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock ($0.35) and Series B-3 preferred stock ($0.05), which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.200 to 1 for Series A-1 preferred stock, 1.209 to 1 for Series A-2 preferred stock, 1.229 to 1 for Series A-3 preferred stock, 1.200 to 1 for Series A-4 preferred stock, 1.257 to 1 for Series A-5 preferred stock, 1.250 to 1 for Series A-6 preferred stock, 1.200 to 1 for Series B preferred stock, 1.207 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.

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On May 12, 2023, we amended the Series B-2 preferred stock agreement and warrant agreement to purchase Series B-3 preferred stock to extend the expiration date for the second tranche from May 31, 2023 to July 31, 2023.

In June 2023, we effectuated closings of a portion of the second tranche of the B-2 Preferred Stock Financing whereby (i) 10,428,583 shares of Series B-2 preferred stock and accompanying warrants to purchase 41,714,332 shares of Series B-3 preferred stock, representing approximately 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $3,650, and (ii) 6,714,284 shares of Series B-2 preferred stock and accompanying warrants to purchase 26,857,136 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $2,350. As a result of the closings of a portion of the second tranche of the B-2 Preferred Stock Financing described above, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices of the Company’s preferred stock (i) were adjusted to $0.96 for Series A-1 preferred stock, $0.30 for Series A-2 preferred stock, $0.33 for Series A-3 preferred stock, $0.31 for Series A-4 preferred stock, $0.33 for Series A-5 preferred stock, $0.37 for Series A-6 preferred stock, $0.24 for Series B preferred stock, and $0.27 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock ($0.35) and Series B-3 preferred stock ($0.05), which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.275 to 1 for Series A-1 preferred stock, 1.290 to 1 for Series A-2 preferred stock, 1.303 to 1 for Series A-3 preferred stock, 1.277 to 1 for Series A-4 preferred stock, 1.333 to 1 for Series A-5 preferred stock, 1.351 to 1 for Series A-6 preferred stock, 1.250 to 1 for Series B preferred stock, 1.296 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock. Any portion of the Series B-3 warrants that remain unexercised at the time the Business Combination is consummated will automatically be net settled for shares of the Company’s common stock (“TriSalus Common Stock”) immediately prior to the closing of the Business Combination (see Note 11) and exchanged into shares of common stock, par value $0.0001 of the combined company (“Combined Company Common Stock”) at the Effective Time.

In July 2023, holders of warrants to purchase 90,619,356 shares of Series B-3 preferred stock exercised their purchase rights for proceeds of approximately $4.5 million.

The fair value of the Series B-3 Warrants as of June 30, 2023 and December 31, 2022 was determined using a probability-weighted expected outcome model whereby the following two scenarios were probability-weighted based on the Company’s expectation of each occurring: (1) a status quo scenario whereby the Company would continue as a private company and (2) a scenario where the Business Combination would close. Under the status quo scenario, the Series B-3 Warrants, including warrants to be issued under the second and third tranches, were valued using the Black-Scholes model. The fair value of the Series B-2 Tranche Liability was determined using a Binomial Tranche Model. Both models incorporated the following significant assumptions for the respective valuation dates:

	June 30, 2023	December 31, 2022
Series B-2 preferred stock fair value per share	$0.36	$0.37
Series B-2 preferred stock exercise price per share	$0.35	$0.35
Series B-3 preferred stock fair value per share	$0.06	$0.08
Series B-3 Warrants exercise price per share	$0.05	$0.05
Volatility	35.0% – 55.0%	50.0% – 65.0%
Risk free rate	5.2% – 5.5%	4.0% – 4.7%
Series B-2 Tranche Liability expected term	0.1 – 0.5	0.2 – 0.4 years
Series B-3 Warrants expected term	5.3 – 6.0 years	5.8 – 6.0 years
Expected dividends	—	—

The fair value of the underlying shares of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock used in these models were derived from estimates of the Company’s equity fair value using the Guideline Public Company Method, specifically revenue multiples of comparable public companies were multiplied by the Company’s forecasted 2023 and 2024 revenue. The valuation of Series B-3 Warrants under the Business Combination scenario incorporates an estimate of the fair value of the underlying Series B-3 preferred stock upon the close of the Business Combination of $0.23 and $0.27 per share, at June 30, 2023 and December 31, 2022, respectively, which is based upon the enterprise value stated in the merger agreement of $220,000 allocated to all outstanding shares of preferred stock, warrants to purchase preferred stock, and common stock on an as-if converted basis, discounted at 30% from the expected Business Combination closing date. The Business Combination scenario as of June 30, 2023, and December 31, 2022, assumed there would be no additional exercises of the second and third tranches, and thus no value was assigned to the outstanding tranche rights and obligations, as the Company would not exercise its right to call the remaining second tranche.

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The fair value of the Series B-3 Warrant Liabilities at issuance resulting from the completion of the Second Tranche Closings was estimated at $14,701. The excess of the warrant liability’s fair value compared to the proceeds received in the Second Tranche Closings resulted in a charge to loss on equity issuance in the condensed consolidated statements of operations of $5,511 for the six months ended June 30, 2023.

(9)	Net Loss per Share

Basic net loss attributable to common stockholders per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. During periods where we might earn net income, we would allocate to participating securities a proportional share of net income determined by dividing total weighted-average participating securities by the sum of the total weighted-average common shares and participating securities (the “two-class method”). Our preferred stock participates in any dividends declared by us and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods where we incurred net losses, we allocate no loss to participating securities because they have no contractual obligation to share in our losses. We computed diluted loss per common share after giving consideration to the dilutive effect of stock options and warrants that are outstanding during the period, except where such nonparticipating securities would be antidilutive. Because we have reported net losses for the six-month periods ended June 30, 2023 and 2022, diluted net loss per common share is the same as basic net loss per common share for those periods.

The following potentially dilutive securities (in common stock equivalent shares) have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:

	June 30,
	2023	2022
Preferred stock	627,982,018	470,260,803
Preferred stock warrants	118,268,175	1,865,455
Common stock warrants	—	—
Options to purchase common stock	69,389,688	60,859,556
	815,639,881	532,985,814

As described in Note 8, the triggering of the anti-dilution feature resulting from the closing of the second tranche of the Initial Preferred Stock Financing decreased the conversion prices applicable to all outstanding shares for previously issued preferred stock. As a result, a deemed dividend to the preferred stockholders of $2,981 was recorded as an increase in the net loss attributable to common stockholders reflected in our unaudited consolidated statement of operations for the six months ended June 30, 2023. The deemed dividend increased the net loss per common share by $0.17 for the six months ended June 30, 2023.

(10)	Commitments and Contingencies

From time to time, we may have certain contingent liabilities, including litigation, which arise in the ordinary course of its business activities. We accrue contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on our consolidated financial position, results of operations, or cash flows.

Other than as described above, we are not a party to any legal proceedings and we are not aware of any claims or actions pending or threatened against us. In the future, we might from time to time become involved in litigation relating to claims arising from our ordinary course of business.

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(11)	Merger Agreement with MedTech Acquisition Corporation

On November 11, 2022, we entered into an Agreement and Plan of Merger (as amended on April 4, 2023, May 13, 2023 and July 5, 2023, the “Merger Agreement”) with MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), and MTAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MTAC (“Merger Sub”). On May 13, 2023, MTAC, Merger Sub, and TriSalus entered into an amendment to the Merger Agreement to: (i) extend the Final Outside Date to September 22, 2023 (based on a potential Extension of MTAC’s last date to consummate an initial business combination under its Existing Charter), (ii) clarify that no greenshoe or other investor-held options to purchase MTAC’s securities that are exercisable at the investor’s sole discretion will count towards the Available Closing MTAC Cash, and (iii) reduce the minimum available cash condition from $60 million to $35 million. The aggregate consideration payable to our stockholders was approximately $220,000, payable solely in shares of MTAC common stock.

On August 8, 2023, the stockholders of MTAC approved the Business Combination..

Pursuant to the Merger Agreement, on August 10, 2023, Merger Sub merged with and into TriSalus, with TriSalus surviving as a wholly owned subsidiary of MTAC (the “Business Combination”) and 890,020,482 shares of TriSalus Common Stock (after conversion of all outstanding shares of preferred stock and all in-the-money warrants) were exchanged for approximately 22,000,000 shares of MTAC common stock, reflecting an exchange ratio of approximately 0.02471853. In connection with the consummation of the Business Combination, MTAC was renamed “TriSalus Life Sciences, Inc.”

Immediately prior to the effective time of the Business Combination, each issued and outstanding share of TriSalus’ Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series A-6, Series B, Series B-1, Series B-2, and Series B-3 preferred stock, par value $0.001 (collectively, the “TriSalus Preferred Stock”) was converted into shares of TriSalus Common Stock at the then-applicable conversion rates. In addition, each outstanding warrant to purchase shares of TriSalus Common Stock or TriSalus Preferred Stock (each, a “TriSalus Warrant”) that is in-the-money and would be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the Business Combination, was automatically exercised for shares of TriSalus Common Stock. TriSalus Warrants that were out-of-the-money were canceled for no consideration.

At the effective time, each outstanding option to purchase shares of TriSalus Common Stock under TriSalus’ equity incentive plans, whether or not then vested and exercisable, and each restricted stock unit award with respect to TriSalus Common Stock under TriSalus’ equity incentive plans, was assumed and converted into an option to purchase shares of MTAC common stock and restricted stock unit with respect to MTAC common stock, respectively.

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